Exhibit 99.1

Gryphon Gold Corporation Appoints Steven K. Jones as VP of Exploration

August 29, 2011 - Gryphon Gold Corporation (TSX:GGN) (OTCBB:GYPH) is pleased to announce that Mr. Steven K. Jones has been appointed Vice President of Exploration of Gryphon Gold Corporation.

Mr. Jones has accumulated an impressive list of exploration successes in Nevada in his 33 years of exploration work. Mr. Jones has worked for successful gold companies including Getty, Pegasus Gold and Kennecott.

“Steve Jones is a very significant addition to Gryphon Gold and I am very pleased he has decided to join us”, stated Gryphon President and CEO John Key. “Steve’s exploration successes fit Gryphon’s aggressive business plan to expand Borealis resources and in identifying other opportunities that are synergetic to our flagship Borealis. Steve’s past history of successes in Nevada volcanic-hosted gold deposits, and in particular the Walker Lane, is a key component to the growth of Gryphon Gold.”

During Mr. Jones’ tenure with Kennecott he progressed from Chief Mine Geologist at Alligator Ridge to Principal Geologist for Kennecott Exploration supervising gold exploration in North America and was a special projects consultant in Turkey and Argentina. At Alligator Ridge Mr. Jones managed an exploration program that discovered five gold deposits with four classified as ore. As a Manager of Geology for Kennecott he developed geophysical models for volcanic-hosted epithermal deposits in Nevada that led to discoveries at Goldfield/Gemfield, in the Boss Mine area (Castle) and at Midway. Programs led by Mr. Jones have led to discoveries of over 2 million ounces of gold in the Walker Lane. Mr. Jones has also done extensive exploration work in Alaska and Mexico.

Mr. Jones has worked as a consulting geologist since 2002. His projects have included epithermal gold programs in the Walker Lane of Nevada and in Argentina, and he has managed copper-gold and epithermal gold projects in Argentina, Mexico and Nevada with NI 43-101 reporting standards. Mr. Jones worked with a client base including Rio Tinto, Amera Resources, Kinross Gold, Calypso Resources, Astral Mining, Northair Group, Argonaut Gold, and Peregrine Metals.

Mr. Jones is a Certified Professional Geologist, a member of the Geologic Society of Nevada and a Qualified Person under NI 43-101.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; and other statements relating to plans, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: The 2011 Pre-Feasibility Study published on April 25, 2011 uses the terms "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. The 2011 Pre-Feasibility Study also uses the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.